Exhibit 2.1

THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This THIRD AMENDMENT dated as of October 28, 2010 (this “Third Amendment”), is by and between Tower Bancorp, Inc., a Pennsylvania corporation (“Tower”), and First Chester County Corporation, a Pennsylvania corporation (“First Chester”), and amends that certain Agreement and Plan of Merger dated as of December 27, 2009 between Tower and First Chester, as amended by that certain First Amendment to Agreement and Plan of Merger dated March 4, 2010  and Second Amendment to Agreement and Plan of Merger dated August 25, 2010 (as amended, the “Agreement”).

WHEREAS, Section 8.1 of the Agreement provides various conditions under which the parties may terminate the Agreement, including the failure of the parties to consummate the Merger by November 20, 2010;

WHEREAS, Section 9.13 of the Agreement defines “First Chester Delinquent Loans” as (i) all loans with principal and/or interest that are 30-89 days past due, (ii) all loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all loans with principal and/or interest that are nonaccruing, (iv) restructured and impaired loans, (v) OREO and (vi) net charge-offs from September 30, 2009 through the last business day of the month prior to the Closing Date; and

WHEREAS, the Boards of Directors of Tower and First Chester have determined that it is in the best interests of their respective companies to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.                                      Amendment of the Agreement.

(a)         Section 8.1(c) of the Agreement is hereby amended to read in its entirety as follows:

by either Tower or First Chester if the Merger shall not have been consummated on or before December 31, 2010; unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(b)         “First Chester Delinquent Loans,” as defined in Section 9.13 of the Agreement, is hereby amended to read in its entirety as follows:

shall mean (i) all loans with principal and/or interest that are 30-89 days past due, (ii) all loans with principal and/or interest that are at least 90 days past due and still accruing, (iii) all loans with principal and/or interest that are nonaccruing, (iv) restructured and impaired loans, (v) OREO and (vi) net charge-offs and losses resulting from the sale of loans and/or OREO from September 30, 2009 through the last business day of the month prior to the Closing Date; excluding, however, any of the foregoing arising out of loan participation interests purchased from Graystone Bank;

2.             Provisions of Agreement; Counterparts.

This Third Amendment shall be part of the Agreement and the provisions of the Agreement as amended hereby shall be applicable to this Third Amendment.  Except as specifically provided in this Third Amendment and as the context of this Third Amendment otherwise may require to give effect to the intent and purposes of this Amendment, the Agreement shall remain in full force and effect without any other amendments or modifications.  This Third Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[signature page follows]

IN WITNESS WHEREOF, Tower Bancorp, Inc. and First Chester County Corporation have caused this Third Amendment to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

ATTEST:	TOWER BANCORP, INC.

/s/ Carl D. Lundblad	By:	/s/ Andrew S. Samuel
Secretary		Andrew S. Samuel
Chairman, President & CEO
(SEAL)

ATTEST:	FIRST CHESTER COUNTY CORPORATION

/s/ Jack B. Waldron	By:	/s/ John A. Featherman, III
Secretary		John A. Featherman, III
Chairman, President & CEO
(SEAL)